Exhibit (d)(2)

July 30, 2014

Nuveen Dividend Advantage Municipal Fund 3

Nuveen Dividend Advantage Municipal Income Fund

Nuveen Municipal Advantage Fund, Inc.

Nuveen Quality Income Municipal Fund, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re:	Information Agent

This Letter of Agreement, including the Appendix attached hereto (collectively, this “Agreement”), sets forth the terms and conditions of the engagement of Georgeson Inc. (“Georgeson”) by each of the above-referenced funds (individually and collectively referred to herein as the “Company”) to act as its respective Information Agent in connection with tender offers to purchase up to 10 percent of the outstanding common shares for cash at a price per share equal to 98 percent of the net asset value per share as of the purchase date of certain closed-end mutual funds managed by the Company (the “Offers”). The term of this Agreement shall be the term of the Offers, including any extensions thereof.

(a)	Services. Georgeson shall perform the services described in the Fees & Services Schedule attached hereto as Appendix I (such services, collectively, the “Services”).

(b)	Fees. In consideration of Georgeson’s performance of the Services, the Company shall pay Georgeson the amounts, and pursuant to the terms, set forth on the Fees & Services Schedule attached hereto as Appendix I, together with the Expenses (as defined below). The Company acknowledges and agrees that the Fees & Services Schedule shall be subject to adjustment if the Company requests Georgeson to provide services with respect to additional matters or a revised scope of work.

(c)	Expenses. In addition to the fees and charges described in paragraphs (b) and (d) hereof, Georgeson shall charge the Company, and the Company shall be solely responsible, for the following costs and expenses (collectively, the “Expenses”):

•	costs and expenses incidental to the Offers, including without limitation the mailing or delivery of Offer materials;

•	costs and expenses relating to Georgeson’s work with its agents or other parties involved in the Offers, including without limitation charges for bank threshold lists, data processing, telephone directory assistance, facsimile transmissions or other forms of electronic communication;

•	costs and expenses incurred by Georgeson at the Company’s request or for the Company’s convenience, including without limitation for copying, printing of additional and/or supplemental material and travel by Georgeson’s personnel; and

•	any other costs and expenses authorized by the Company during the course of the Offers, including without limitation those relating to advertising (including production and posting), media relations and analytical services.

The Company shall pay all applicable taxes incurred in connection with the delivery of the Services or Expenses.

(d)	Custodial Charges. Georgeson agrees to check, itemize and pay on the Company’s behalf the charges of brokers and banks, with the exception of Broadridge Financial Solutions, Inc. (which will bill the Company directly), for forwarding the Company’s offering material to beneficial owners. The Company shall reimburse Georgeson for such broker and bank charges in the manner described in the Fees & Services Schedule.

(e)	Compliance with Applicable Laws. The Company and Georgeson hereby represent to one another that each shall comply with all applicable laws relating to the Offers, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(f)	Indemnification; Limitation of Liability.

(i)	The Company shall indemnify and hold harmless Georgeson, its affiliates and their respective stockholders, officers, directors, employees and agents from and against any and all losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”) arising out of or relating to the performance of the Services, including the reasonable costs and expenses of defending against any Loss or enforcing this Agreement, except to the extent such Losses shall have been determined by a court of competent jurisdiction to be a result of Georgeson’s gross negligence or willful misconduct.

(ii)	Notwithstanding anything herein to the contrary, but without limiting the Company’s indemnification obligations set forth in clause (i) above, neither party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement, even if apprised of the possibility of such damages.

(iii)	Any liability whatsoever of Georgeson, its affiliates or any of their respective stockholders, officers, directors, employees or agents hereunder or otherwise relating to or arising out of performance of the Services will be limited in the aggregate to the fees and charges paid hereunder by the Company to Georgeson (but not including Expenses).

(iv)	This paragraph (f) shall survive the termination of this Agreement.

(g)	Governing Law. This Agreement shall be governed by the substantive laws of the State of New York without regard to its principles of conflicts of laws, and shall not be modified in any way, unless pursuant to a written agreement which has been executed by each of the parties hereto. The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement (including any breach hereof) shall be subject to the jurisdiction of the federal and state courts in New York County, New York and the parties hereby waive any defenses on the grounds of lack of personal jurisdiction of such courts, improper venue or forum non conveniens. The parties waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement.

(h)	Relationship. The Company agrees and acknowledges that Georgeson shall be the primary information agent retained by the Company in connection with the Offers.

(i)	Confidentiality. Georgeson agrees to preserve the confidentiality of (i) all material non-public information provided by the Company or its agents for Georgeson’s use in fulfilling its obligations hereunder and (ii) any information developed by Georgeson based upon such material non-public information (collectively, “Confidential Information”). For purposes of this Agreement, Confidential Information shall not be deemed to include any information which (w) is or becomes generally available to the public other than as a result of a disclosure by Georgeson or any of its officers, directors, employees, agents or affiliates; (x) was available to Georgeson on a nonconfidential basis and in accordance with law prior to its disclosure to Georgeson by the Company; (y) becomes available to Georgeson on a nonconfidential basis and in accordance with law from a person other than the Company or any of its officers, directors, employees, agents or affiliates who is not otherwise bound by a confidentiality agreement with the Company or is not otherwise prohibited from transmitting such information to a third party; or (z) was independently and lawfully developed by Georgeson without access to the Confidential Information. The Company agrees that all reports, documents and other work product provided to the Company by Georgeson pursuant to the terms of this Agreement are for the exclusive use of the Company and may not be disclosed to any other person or entity without the prior written consent of Georgeson. The confidentiality obligations set forth in this paragraph shall survive the termination of this Agreement.

(j)	Entire Agreement; Appendix. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. The Appendix to this Agreement shall be deemed to be incorporated herein by reference as if fully set forth herein. This Agreement shall be binding upon all successors to the Company (by operation of law or otherwise).

If the above is acceptable, please execute and return the enclosed duplicate of this Agreement to Georgeson Inc., 480 Washington Blvd. – 26th floor, Jersey City, NJ 07310, Attention: Christopher M. Hayden.

Sincerely,

GEORGESON INC.

By:	/s/ Christopher M. Hayden
Christopher M. Hayden

Title:	Senior Managing Director

Agreed to and accepted as of
the date first set forth above:

Nuveen Dividend Advantage Municipal Fund 3

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Nuveen Dividend Advantage Municipal Income Fund

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Nuveen Municipal Advantage Fund, Inc.

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

Nuveen Quality Income Municipal Fund, Inc.

By:	/s/ Tina M. Lazar

Title:	Senior Vice President

APPENDIX I

NUVEEN INVESTMENTS

FEES & SERVICES SCHEDULE

BASE SERVICES	$7,000 per fund

• Advance review of Offer documents

• Strategic advice relating to the Offers

• Coordination of tombstone advertisement placement in newspapers (cost for advertisement dependent upon newspaper and size of advertisement)

• Dissemination of Offer documents to bank and broker community

• Communication with bank and broker community during Offer periods

ADDITIONAL SERVICES

• Direct telephone communication with retail (i.e., registered and NOBO shareholders)	$6.00 per call

NOTE: The foregoing fees are exclusive of Expenses and custodial charges as described in paragraphs (c) and (d) of this Agreement.

FEE PAYMENT INSTRUCTIONS

The Company shall pay Georgeson as follows:

•	Upon execution of this Agreement, the Company shall pay Georgeson $7,000 per Offer, which amount is in consideration of Georgeson’s commitment to represent the Company and is non-refundable;

•	If applicable, immediately prior to the commencement of the mailing, the Company shall advance to Georgeson a portion of anticipated custodial charges; as described in paragraph (d) of this Agreement; and

•	Upon completion of the Offers, the Company shall pay Georgeson the sum of (i) any variable fees as described above under “Additional Services” which have accrued over the course of the Offers, (ii) all unreimbursed custodial charges, as described in paragraph (d) of this Agreement, and (iii) all Expenses.

Georgeson will send the Company an invoice for each of the foregoing payments, which invoices will include wire transfer instructions.